Exhibit 10.6

DATED	JULY 27, 2009

CME Media Services Limited

- and -

Adrian Sarbu

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (the “Contract”)

Name and Address of Employer:	CME Media Services Limited, 5 Fleet Place, London EC4M 7RD, United Kingdom (the “Company”)

Name and Address of Employee:	Adrian Sarbu, residing at 4A Modrogan Street, Sc. A, Et. 5, Apt 15, Sector 1, Bucharest, Romania

1	COMMENCEMENT OF EMPLOYMENT

1.1
Your employment with the Company shall commence on July 27, 2009 and shall expire, subject to the provisions of clause 7 of this Contract, on December 31, 2013 (the “Term”) unless extended pursuant to clause 1.2.

1.2
On or prior to June 30, 2012, the Company may in its sole discretion offer to extend the term of this Contract for a period beyond December 31, 2013 by delivering notice of the proposed terms of such extension to you.  The parties agree to negotiate in good faith in respect of such proposed extension. In the event the parties agree the terms of such extension and enter into an agreement in respect of such extension by September 30, 2012, the Term will be extended by such period as may be agreed.

1.3
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

2	JOB TITLE AND DUTIES

2.1
Your job title is President and Chief Executive Officer of the CME Group. For purposes of this Contract, the “CME Group” shall mean Central European Media Enterprises Ltd. (“CME Ltd.”) and/or any Associated Company (as defined below).

2.2
You shall use your best endeavours to promote and protect the interests of the CME Group and shall not do anything that is harmful to those interests.  You will be based in the Company’s offices in Prague, Czech Republic or at such other place as the Company may from time to time reasonably require.

3	REMUNERATION

Annual Base Salary

3.1
From July 1, 2009, your annual base salary is USD 1,800,000  (in words, one million eight hundred thousand US dollars) per year (the “Annual Base Salary”), payable in equal monthly instalments in arrears on or prior to the end of each month by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments.

3.2
In the event that the trading price of shares of Class A Common Stock of CME Ltd. on the NASDAQ Stock Market closes at or above USD 50.00 per share on at least fifteen trading days during the twelve-month period prior to January 1, 2011 or January 1, 2012 or January 1, 2013, your Annual Base Salary shall be increased to USD 2,400,000 (in words, two million four hundred thousand US dollars) with effect from  January 1 of the year following the year in which this share price target is achieved. For the avoidance of doubt, only one such increase shall be permitted upon fulfilment of the conditions set out in this clause 3.2. For purposes of this Contract, any reference to “Annual Base Salary” shall include any increase in such figure occurring pursuant to this clause as of the effective date of such increase.

Bonus

3.3
For the 2009 fiscal year, you shall be entitled to earn an annual incentive bonus in cash equal to 100% of your gross salary earned in 2009 (under this Contract or otherwise) and an additional annual incentive bonus equal to 50% of such amount (collectively, the “2009 Bonus”) calculated in accordance with the formula set out in clause 4.3 of the Contract of Employment dated December 27, 2007 between CME Development Corporation and you.

3.4
From January 1, 2010, you shall be entitled to earn an annual incentive bonus in cash equal to 100% of your Annual Base Salary (the “Bonus”) in the event that Consolidated EBITDA, excluding stock compensation for the Core Operations (as defined in Annex 1 hereto) of the CME Group (“Core Consolidated EBITDA”) in respect of the relevant financial year of CME Ltd. (each, a “Financial Year”) is equal to the Core EBITDA Target (as defined in Annex 1 hereto) for such Financial Year.  For purposes of determining whether Core Consolidated EBITDA in respect of any Financial Year equals the Core EBITDA Target required to earn a Bonus, Core Consolidated EBITDA shall be calculated using exchange rates set forth in the annual budget approved by the Board of Directors of CME Ltd. for the 2009 Financial Year.

Additional Bonus

3.5
From January 1, 2010, you shall be entitled to earn an additional annual incentive bonus in cash equal to the amount by which Core Consolidated EBITDA in respect of any Financial Year exceeds the Core EBITDA Target, up to an amount equal to the lesser of (i) the percentage amount set out in Annex 1 hereto multiplied by the amount by which Core Consolidated EBITDA exceeds Core Target EBITDA in respect of such Financial Year and (ii) 50% of your Annual Base Salary for such Financial Year (the “Additional Bonus”).  For purposes of determining whether Core Consolidated EBITDA in respect of any Financial Year exceeds the Core EBITDA Target required to earn an Additional Bonus, Core Consolidated EBITDA shall be calculated using exchange rates set forth in the annual budget approved by the Board of Directors of CME Ltd. for the 2009 Financial Year..

Special Performance Bonus

3.6
You shall be entitled to earn certain special performance bonuses on the terms set out in Annex 2 hereto and such other discretionary bonuses as may be awarded by the Compensation Committee of the Board of Directors of CME Ltd. (the “Compensation Committee”) from time to time (the “Special Performance Bonuses”).  The Compensation Committee may award such Special Performance Bonuses in equity of CME Ltd.

3.7
No 2009 Bonus, Bonus or Additional Bonus shall be payable prior to the date on which CME Ltd. publishes its Annual Report on Form 10-K for the financial year to which the 2009 Bonus, Bonus or Additional Bonus relates.

4	TOTAL COMPENSATION

4.1
Notwithstanding anything to the contrary stated herein, your total compensation in respect of any Financial Year during the Term (including, without limitation, your Annual Base Salary, 2009 Bonus, Bonus, Additional Bonus, any Special Performance Bonus and any equity compensation, but excluding any Reimbursement Expenses as defined below) shall not exceed the amounts set out in the following table (in respect of each Financial Year, the “Maximum Compensation”):

Financial Year	Maximum Compensation
2009	-
2010	$6,000,000
2011	$8,000,000
2012	$10,000,000
2013	$10,000,000

For the avoidance of doubt, no additional sums shall be due to you in the event your actual total compensation in any Financial Year is less than the Maximum Compensation amount for such Financial Year.

4.2	Save as set forth herein, no additional pay or time off shall be permitted to you in connection with your performance of the duties hereunder.

5	OTHER BENEFITS

5.1	The Company undertakes either to (i) reimburse the costs of or (ii) to obtain for your benefit and to maintain throughout the Term of this Contract:

5.1.1	travel insurance; and

5.1.2	medical and dental insurance

offered by an insurance provider reasonably selected by you. You agree to notify the Company of such insurance providers within 30 days of the execution of this Contract.

5.2	Subject to the approval of the Compensation Committee, the Company shall use commercially reasonable efforts to obtain life insurance and disability insurance coverage for your benefit.

5.3
The Company agrees to reimburse you pursuant to the CME Group Relocation Policy in connection with your relocation to Prague, Czech Republic.  The Company will provide you with a rental allowance of up to EUR 5,882 per month for payments for accommodation in Prague for such period until your permanent relocation occurs.

5.4
The Company agrees to use reasonable efforts to cause CME Ltd. to grant you 160,000 options to purchase shares of Class A Common Stock of CME Ltd. promptly following the effective date of this Contract.  The exercise price for such options shall be the closing price of the shares of Class A Common Stock of CME Ltd. on the NASDAQ Stock Market on the date of grant. Each grant of options shall vest in four equal instalments over a period of four years and shall otherwise be subject to CME Ltd.’s Amended and Restated Stock Incentive Plan.

6	EXPENSES

6.1
The Company shall reimburse you for all reasonable expenses incurred by you in the proper performance of your duties under this Contract on production of appropriate receipts in accordance with the CME Group Expense Policy and other documentation reasonably requested by the Company in respect of the Reimbursement Expenses (as defined below).

6.2
Notwithstanding clause 6.1, the Company shall reimburse you for expenses (“Reimbursement Expenses”) in respect of business travel by you on chartered aircraft leased by you that is integrally and directly related to the performance of your duties under this Contract as follows, in each case to a maximum of 200 hours per Financial Year (or the pro rated amount in respect of the 2009 Financial Year):

6.2.1	from the effective date of this Contract through December 31, 2010, USD 5,000 per hour;

6.2.2	from January 1, 2011 through December 31, 2011, USD 5,750 per hour;

6.2.3	from January 1, 2012 through December 31, 2012, USD 6612.50 per hour; and

6.2.4	from January 1, 2013 through December 31, 2013, USD 7,600 per hour;

provided, that no Reimbursement Expenses shall be payable in respect of any transatlantic or intercontinental travel without the prior approval of the Compensation Committee.

7	TERMINATION

7.1	You may terminate this Contract at any time on giving the Company twelve months’ notice in writing.

7.2
In the event you give notice of termination pursuant to this clause, the Company may elect to provide you with payment in lieu of notice. This payment will be comprised solely of your Annual  Base Salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option and any earned but unpaid Bonus, Additional Bonus or Special Performance Bonus awarded in accordance with clause 3 hereof. All payments shall be subject to deductions for income tax and social security contributions as appropriate. You will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice.

7.3
The Company may at any time and in its absolute discretion terminate this Contract without cause with immediate effect and make a payment in lieu of notice.  This payment will be comprised of (i) your Annual Base Salary (at the rate payable when this termination notice is delivered) from the date such notice is delivered through the end of the Term, (ii) any earned but unpaid Bonus, Additional Bonus or Special Performance Bonus awarded in accordance with clause 3 hereof and (iii) an additional payment equal to one year’s Annual Base Salary (at the rate payable when such termination notice is delivered). All payments shall be subject to deductions for income tax and social security contributions as appropriate.  At the election of the Company, such payments will be made at the times the Company would have made payments to you had notice not been given.

7.4
The Company may terminate this Contract due to Termination for Cause without notice, payment in lieu of notice or any other payment whatsoever. “Termination for Cause” means  your (i) conviction of a felony or entering a plea of nolo contendere (or its equivalent) with respect to a charged felony; (ii) gross negligence, recklessness, dishonesty, fraud, wilful malfeasance or wilful misconduct in the performance of your duties under this Contract; (iii) wilful misrepresentation to the shareholders or directors of CME Ltd. that is injurious to CME Ltd.; (iv) wilful failure without reasonable justification to comply with a reasonable written instruction or resolution of the Board of Directors of CME Ltd.; or (v) a material breach of your duties or obligations under this Contract. The Company may, in its reasonable judgment, suspend you on full pay during any investigation that the Company may undertake into any fact or circumstance which could lead to your Termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as Termination for Cause unless the Company has delivered a written notice to you stating that it intends to terminate your employment due to Termination for Cause and specifying the basis for such termination.

7.5
Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

7.6
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

7.6.1	exclude you from the premises of any company of the CME Group;

7.6.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

7.6.3	announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

7.6.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the CME Group until your employment has terminated except to the extent that you are authorised by the General Counsel of CME Ltd. in writing; and

7.6.5	require you to comply with any other reasonable conditions imposed by the Company.

7.7	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with this clause 7 or such later date as provided herein.

8	CONFIDENTIAL INFORMATION

8.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

8.1.1
concerning the business of the Company or any other member of the CME Group and which comes to your knowledge during the course of or in connection with your employment or your holding office with the Company; or

8.1.2
concerning the business of any client or person having dealings with the Company or any other member of the CME Group and which is obtained directly or indirectly in circumstances where the Company or any other member of the CME Group is subject to a duty of confidentiality.

8.2
For the purposes of clause 8.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about the business activities, services and processes of the Company or any member of the CME Group, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

8.3	This clause shall not apply to information which:

8.3.1	is used or disclosed in the proper performance of your duties or with the consent of the Company;

8.3.2	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

8.3.3	is in or comes into the public domain (otherwise than due to a default by you).

9	INTELLECTUAL PROPERTY

9.1	You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

9.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

9.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

9.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

9.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

9.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

9.6.1	relates to the business or any product or service of the Company; and

9.6.2
is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company in connection with the performance of your duties hereunder;

and for these purposes and for the purposes of the other provisions of this clause 9, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 14.11 below).  For the avoidance of doubt, Intellectual Property Rights shall only include any of the foregoing intellectual property rights that have been created by you in connection with your performance of the services under this Contract.

10	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

11	DATA PROTECTION AND INFORMATION TECHNOLOGY

11.1
You acknowledge that the Company will hold personal data relating to you.  Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes).  The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records.  Your right of access to such data is as prescribed by law.

11.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

11.3
Subject to applicable law, the Company may review, audit, intercept, access and disclose all information, messages or other data created from or sent over its computer system for any purpose.  By your signature to this Contract, you consent to the foregoing.

12	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

13	INDEMNITY

13.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Contract occurred prior to or after the date of this Contract provided that you shall promptly notify the Company of such Proceeding and the Company shall be entitled to participate in such Proceeding and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice.  This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, wilful misconduct or bad faith.

13.2
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, in each case by reason of the fact that you are or were serving at the request of the Company as a director, officer or manager of any other Associated Company, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Contract.

13.3
The term "Expenses” shall include, without limitation thereto, expenses (including, without limitation, attorneys fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of you and any expenses of establishing a right to indemnification under this Contract.

13.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request.  You hereby agree and undertake to repay such amounts if it shall ultimately be decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Contract or otherwise.

13.5
The indemnification and advancement of Expenses provided by this Contract shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Articles of Association or the constituent documents of any other Associated Company for which you are serving as a director, officer or manager at the request of the Company, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors and officers insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Contract.  To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded under this Contract, it is the intent of the parties hereto that you shall enjoy by this Contract the greater benefit so afforded by such change.  The provisions of this clause shall survive the expiration or termination, for any reason, of this Contract and shall be separately enforceable.

14	POST-EMPLOYMENT RESTRICTIONS AND CORPORATE OPPORTUNITIES

14.1	For the duration of your employment with the Company and for a period of twelve (12) months after the termination thereof for any cause, you shall not:

14.2
either on your own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business the same as that of the CME Group or which is competitive with any business in which the CME Group is engaged (including, without limitation, securing broadcasting licenses, operating television stations and other broadcasting, the production of programming and other content, other programming services or distribution services) and with which you were actively involved at any time in the twelve months preceding the termination of your employment within the territories in which the CME Group operates or is considering to operate (the “Territory”) and in which you were actively involved at any time in the twelve months preceding the termination of your employment (excluding any film production not funded by the CME Group that is undertaken pursuant to the Framework Agreement (“Framework Agreement”) dated July 27, 2009 among CME Production B.V., CME Romania B.V., Media Pro Management S.A., Media Pro B.V. and you and any of the activities of the Media Pro Entertainment Business (as defined in the Framework Agreement));

14.3
seek to do business and/or do business, perform any services or supply any goods or seek to do so, in competition with any company of the CME Group with any person, firm or company who at any time during the twelve months preceding the termination of your employment was a client, customer or supplier of any company of the CME Group and with whom during that period you or another person on your behalf had contact or dealings in the ordinary course of business or were aware of in the course of your employment;

14.4
interfere or seek to interfere or take such steps as may or are calculated to interfere with the continuance of supplies (whether services or goods) or any rights of purchase, sale, import, distribution or agency enjoyed by or supplied to any company of the CME Group, or the terms on which they are so supplied or enjoyed, from any person, firm or company supplying or offering rights to any company of the CME Group at any time during the period of twelve months prior to such termination;

14.5
solicit, entice or procure or endeavour to solicit, entice or procure any employee of the CME Group to breach his contract of employment or any person to breach his contract for services with the Company or any Associated Company;

14.6
in relation to a business the same as or competitive with the CME Group in the Territory, solicit, employ, engage or offer or cause to be employed or engaged, whether directly or indirectly, any employee, director or consultant of any company of the CME Group engaged or employed at the date of termination of your employment or at any time during the twelve months preceding such termination who has knowledge of confidential aspects of the business of the CME Group, and with whom, at any time during the period of twelve months prior to such termination, you had material dealings and/or

14.7	you shall not at any time falsely represent yourself as being connected with or interested in the Company or any Associated Company or in the business of the CME Group.

14.8
For the duration of your employment with the Company, you shall not accept or invest in, whether directly or indirectly, any opportunity (a “Corporate Opportunity”) (i) which is in the line of business of any company of the CME Group (other than any existing investment in a company of the CME Group), (ii) which arises or becomes known to you as a result of your employment by the Company, or (iii) in which the CME Group has an interest or expectancy unless (a) you have presented the Corporate Opportunity to the Board of Directors of CME Ltd. in reasonable detail and (b) the Board of Directors has decide not to pursue such Corporate Opportunity after such presentation by you. The Company acknowledges that Corporate Opportunities shall not include your investments in the companies listed in Annex 3 hereto.

14.9
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid.  If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

14.10	The restrictions set forth in this clause 14 shall not apply if the Company is in breach of this Contract.

14.11
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of such holding company.

15	GENERAL

15.1	You hereby authorise the Company to deduct from any salary payable to you any sums owing by you to the Company.

15.2
This Contract shall be governed by and construed in accordance with English law.  The parties agree to submit to the non-exclusive jurisdiction of the English courts in respect of any dispute hereunder.

The Company and Adrian Sarbu agree to the terms set out above.

Signed as a Deed by CME Media Services Limited acting by:

Daniel Penn, Director	/s/ Daniel Penn

Dave Sturgeon, Director	/s/ David Sturgeon

Signed as a Deed by Adrian Sarbu	/s/ Adrian Sarbu

in the presence of:

Witness signature:	/s/ Corina Dorobantu

Name:	Corina Dorobantu

Address:

Occupation:	Assistant to the President & CEO

Annex 1
Definition of Core Operations and Core Operations EBITDA Targets for the Bonus and Additional Bonus

For purposes of the calculation of any Bonus or Additional Bonus, “Core Operations” shall mean (1) all entities of the CME Group existing as at July 27, 2009 (other than the entities identified below as “Non-Core Operations”) and (2) the entities representing the Media Pro Entertainment group to be acquired pursuant to the Framework Agreement.

“Non-Core Operations”

Ukrainian operations

1 + 1 Production
Studio 1+1 LLC
Ukrainian Media Services LLC
Ukrpromtorg-2003 LLC
Gravis-Kino LLC
TV Stimul LLC
TOR LLC
ZHYSA LLC
CME Ukraine Holding B.V.
International Media Services Ltd.
CME Ukraine Holding GmbH
Innova Film GmbH
CME Cyprus Holding Ltd.
Grizard Investments Limited
Grintwood Investments Limited
TV Media Planet Ltd.
Glavred-Media LLC

Bulgarian operations

Top Tone Media S.A.
Zopal S.A.
PRO BG MEDIA EOOD
LG Consult EOOD
Top Tone Media Bulgaria EOOD
Ring TV EAD

Other entities

CME Development Financing B.V.

Bonus: Core EBITDA Targets

Financial Year	Core EBITDA Target
2010	$180,000,000
2011	$230,000,000
2012	$280,000,000
2013	$340,000,000

Additional Bonus: Percentage in excess of Core EBITDA Targets

Financial Year	Percentage
2010	3%
2011	2%
2012	1%
2013	1%

Notwithstanding the foregoing, in the event that:

(i)	the CME Group acquires additional operations that the Company considers to be Core Operations for purposes of this Contract;

(ii)
the fundamental assumptions underlying the Core EBITDA Targets set forth herein have materially changed (including assumptions in respect of exchange rates, general economic growth rates, and the rate of growth of advertising in the markets of the Core Operations); or

(iii)	the functional currency of the CME Group is changed to the Euro (€),

the parties hereto agree to negotiate in good faith an amendment to the relevant Core EBITDA Target(s), as applicable.

Annex 2

Special Performance Bonuses

You shall be entitled to earn each of the bonuses set out below upon fulfilment of the specific conditions applicable in respect of each individual Special Performance Bonus detailed below:

1.             Ukraine Transaction

Following the completion of the Ukraine transaction reported on the Current Report on Form 8-K filed on July 2, 2009 by CME Ltd., you shall be entitled to earn a Special Performance Bonus in the amount of USD 500,000 (in words, five hundred thousand US dollars). Such bonus shall be payable within sixty (60) days of the completion of the Ukraine transaction.

2.             Succession Plan

In the event that the Board of Directors of CME Ltd. approves a succession plan in respect of executive management of the CME group on or before December 31, 2011, you shall be entitled to earn a Special Performance Bonus in the amount of USD 500,000 (in words, five hundred thousand US dollars) to be paid within sixty (60) days of the adoption of such succession plan.

3.             Refinancing of Debt

In the event that CME Ltd. refinances its existing indebtedness in respect of (i)  the €245,000,000 8.25% Senior Notes due 2012 (“2005 Notes”) issued pursuant to the Indenture dated May 5, 2005, between CME Ltd., Central European Media Enterprises N.V., CME Media Enterprises B.V., The Bank of New York (formerly JPMorgan Chase Bank, N.A., London Branch) and The Bank of New York (Luxembourg) S.A. (formerly J.P. Morgan Bank Luxembourg S.A.), (ii) the €150,000,000 Senior Floating Rate Notes due 2014 (“2007 Notes”) issued pursuant to the Indenture dated May 16, 2007 between CME Ltd.,  Central European Media Enterprises N.V., CME Media Enterprises B.V., BNY Corporate Trustee Services Limited, The Bank of New York and The Bank of New York (Luxembourg) S.A., and (iii) the $475,000,000 3.50% Senior Floating Rate Notes due 2013 (the “Convertible Notes”) issued pursuant to the Indenture dated March 10, 2008 between CME Ltd., Central European Media Enterprises N.V., CME Media Enterprises B.V., and The Bank of New York, you shall be entitled to earn a Special Performance Bonus as follows.  You shall be entitled to earn an amount equal to 0.1% of the aggregate face value of any debt issued in the refinancing of any of the 2005 Notes, the 2007 Notes and the Convertible Notes or any portion thereof, up to a maximum of USD 1,000,000 (in words, one million US dollars) in the aggregate in respect of all such refinancings. Such amount shall be payable within sixty (60) days of the date the refinancing of (i) the 2005 Notes, (ii) the 2007 Notes or (iii) the Convertible Notes, as applicable.  In the event that any of the 2005 Notes, the 2007 Notes or the Convertible Notes is repaid without being refinanced through the issuance of additional indebtedness, no bonus shall be payable in respect of such repayment.

4.             Internet Performance Bonus

In the event that aggregate EBITDA for the CME Group’s internet operations, using constant exchange rates, in respect of the Financial Years ending December 31, 2011, 2012 and 2013 (“Aggregate Internet EBITDA”)  exceeds USD 30,000,000 (in words, thirty million US dollars), you shall be entitled to earn a bonus in an amount equal to 5% of the amount by which the Aggregate Internet EBITDA exceeds USD 30,000,000, to a maximum of USD 500,000 (in words, five hundred thousand US dollars).  Such bonus shall be payable at the same time any Bonus or Additional Bonus is payable in respect of the 2013 Financial Year pursuant to clause 3.4.